Exhibit 99.1

JCPENNEY DECLARES PURPORTED NOTICE OF DEFAULT ON CERTAIN BONDS IS INVALID

Company Seeks Injunctive and Declaratory Relief in Delaware Chancery Court

PLANO, Texas (Feb. 4, 2013) - J. C. Penney Company, Inc. (“jcpenney”) (NYSE:JCP) announced today that it received a letter dated January 29, 2013 from Brown Rudnick LLP claiming to represent holders of more than 50% of the Company’s 7.4% Debentures due 2037.  The letter purports to be a Notice of Default under the Indenture for these Debentures dated April 1, 1994 between J. C. Penney Company, Inc. and U. S. Bank National Association as trustee. The Company strongly believes the Notice of Default is invalid and utterly without merit.

Brown Rudnick LLP alleges that the Company violated the Indenture by entering into an inventory-secured Credit Agreement in January 2012 without providing for equal and ratable security for the Debenture holders.  However, the granting of a security interest in inventory pursuant to the Credit Agreement does not constitute an event of default under the Indenture.  Pursuant to the Indenture, the negative covenant extends only to “principal property” -- which does not include inventory.  Furthermore, the Company has never had any loans outstanding under the Credit Agreement, and because the Indenture only covers “indebtedness for money borrowed,” the Company’s entry into the Credit Agreement would not have triggered the Indenture provision in any case.  The Company has publicly disclosed for some 10 years that it has had various undrawn credit facilities secured by inventory with no bondholder allegations of violation of the Indenture.

The Company today filed an action for injunctive and declaratory relief in support of its position in the Court of Chancery of the State of Delaware.  The action seeks an order enjoining the trustee from declaring an event of default as well as an order declaring that the Company is not in default of the Indenture governing the Debentures.

Ken Hannah, chief financial officer of jcpenney said, “We believe this notice of default is invalid, completely without merit and is intended to create self-interested trading opportunities in the market, and we will therefore vigorously defend the interests of jcpenney and all of our constituencies in all appropriate forums.”

For further information, contact:

Investor Relations; (972)431.5500
jcpinvestorrelations@jcpenney.com

Public Relations; (972)431.3400
jcpcorpcomm@jcpenney.com

Corporate Website
ir.jcpenney.com

About jcpenney:
More than a century ago, James Cash Penney founded his company on the principle of the Golden Rule: treat others the way you’d like to be treated – Fair and Square. His legacy continues to this day, as J. C. Penney Company, Inc. (NYSE: JCP) boldly transforms the retail experience across 1,100 stores and jcp.com to become America’s favorite store. Focused on making the customer experience better every day, jcpenney is dreaming up new ways to make customers love shopping again. On every visit, customers will discover great prices every day in a unique Shops environment that features exceptionally curated merchandise, a dynamic presentation and unmatched customer service. For more information, visit us at jcp.com.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, risks and uncertainties relating to the outcome of any litigation relating to the issue, the Company’s defense, the final interpretation of the Indenture and the Company’s ability to cure any default deemed to have occurred under the Indenture.  Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

#  #  #